Exhibit 4.4

                               THIRD AMENDMENT TO
                SAVINGS PLAN FOR EMPLOYEES OF BAROID CORPORATION



         THIS AGREEMENT by  the Employee Benefits Administration  Committee

    ("EBAC") of Baroid Corporation (the "Company"),

                              W I T N E S S E T H:

         WHEREAS,  the Company  has previously  adopted the Plan  and Trust

    Agreement known as "Savings  Plan for Employees of  Baroid Corporation"

    (the "Plan"); and

         WHEREAS,  pursuant to  Section 11.2  of the  Plan, EBAC  (formerly known as the Pension and Employee Benefits Committee) has the authority to approve any amendment required by the Internal Revenue Service prior to approving the Plan; and

         WHEREAS,  EBAC approved resolutions on March 12, 1992 to amend the

    Plan;

         NOW,  THEREFORE, the Plan is hereby amended, effective as of March

    12, 1992 as follows:

         1)   Section 6.4  of the Plan  is amended by  the deletion  of the

    words "per  quarter"   in the  second sentence of  the third  paragraph

    thereof.
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         2)   Section 6.1  of the Plan  is amended  by the addition  of the words "and Section 6.4" after the words "Subject to  Section 8.4(f)" in the first sentence thereof.

         3)   The words "Pension and  Employee Benefits Committee" shall be deleted wherever those words appear in the Plan and the words "Employee

    Benefits Administration Committee" inserted in their stead.
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